EXHIBIT 10.4

EXECUTION VERSION

AMENDED AND RESTATED SALE AND ASSIGNMENT AGREEMENT

THIS AMENDED AND RESTATED SALE AND ASSIGNMENT AGREEMENT (this “Agreement”) dated as of June 1, 2001 is between FORD MOTOR COMPANY, a Delaware Corporation (“Seller”), and FORD MOTOR CREDIT COMPANY, a Delaware corporation (“Purchaser”).

Background

In connection with Vehicles ordered by any Dealer for purchase from Seller, the Dealer is obligated to pay Seller for such Vehicle, by draft on the Dealer’s finance source or otherwise, on the day that the Vehicle is delivered to the Dealer.

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s rights to payments from Dealers relating to Vehicles ordered by any Dealer for purchase from Seller, together with all Related Security.

Seller and Purchaser previously entered into a Sale and Assignment Agreement dated as of November 13, 2000 (the “Original Agreement”) providing for the assignment from time to time of Dealer Receivables and Related Security by Seller to Purchaser.

Seller and Purchaser wish to modify the terms of the Original Agreement and replace them in their entirety with the terms set forth in this Agreement.

Agreement

In consideration of the promises, covenants and undertakings set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Seller and Purchaser agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the following terms will have the meanings assigned to them as set forth below.

(a)                                 “Dealer(s)” means any franchised Ford Motor Company motor vehicle dealer party to a Sales and Service Agreement with Seller.

(b)                                 “Dealer Receivable” means, with respect to any Vehicle, all of Seller’s right, title and interest in, to and under any Dealer payment for a Vehicle under the Sales and Service Agreement as well as all related rights of the Seller in, to and under the Sales and Service Agreement.

(c)                                  “Draft” means the advance of funds by a Dealer’s finance source on behalf of the Dealer for the purchase of a Vehicle.

(d)                                 “Estimated Invoice Amount” means the estimated amount payable by a Dealer to Seller for a Vehicle as set forth in a transmittal from Seller to Purchaser and designated as an estimated invoice amount.  A Vehicle may be assigned an Estimated Invoice Amount only if no Invoice Amount is assigned to the Vehicle.

(e)                                  “Invoice Amount” means the total amount payable by a Dealer to Seller for a Vehicle as set forth on the Vehicle invoice issued by Seller.

(f)                                   “Intransit Period” means, with respect to any Vehicle, the period from and including the day the Vehicle is released from the factory by Seller for delivery to a Dealer to and including the day of delivery of the Vehicle to such Dealer; provided, however, that if an Invoice Amount has not yet been established for such Vehicle on the day of delivery, the Intransit Period with respect to such Vehicle will continue to and including the day on which the Invoice Amount is established, but in no event more than 30 days following the day of delivery.

(g)                                  “Prime Rate” means the per annum interest rate announced from time to time as the “prime” rate by a majority of the following five banks: Bank of America National Trust and Saving Association, Bank One Corporation, The Chase Manhattan Bank, Citibank, N.A., and Morgan Guaranty Trust Company of New York.  If three of such banks have not announced the same “prime” rate in effect, the median of the five rates will be the Prime Rate.  The term “prime” rate will include the rate so established by the foregoing banks from time to time even though the label may be changed or discontinued.

(h)                                 “Related Security” has the meaning assigned to such term in Section 2(a) of this Agreement.

(i)                                     “Sales and Service Agreement” means the Sales and Service Agreement between Seller and a Dealer together with any related Vehicle Terms of Sale Bulletins, as the same may be amended, modified or supplemented from time to time.

(j)                                    “Unadjusted Purchase Price” means, with respect to any Dealer Receivable purchased hereunder, unless otherwise agreed by both Seller and Purchaser, an amount equal to 100% of the related Invoice Amount or Estimated Invoice Amount, as applicable; provided, however, that such price will be reduced as necessary to ensure that it will not be materially less favorable to Purchaser than prices for comparable transactions of a generally similar character at the time of the purchase taking into account the quality of the assets being purchased and other pertinent factors; and provided, further, that such price will be increased as necessary to ensure that it will not represent less than reasonably equivalent value therefor.

(k)                                 “Vehicle” means a new motor vehicle manufactured by Seller and ordered by a Dealer from Seller.

2.                                      Sale of Dealer Receivables; Assignment of Related Security to Purchaser.

(a)                                 Sale and Assignment.  Against payment of the Unadjusted Purchase Price in immediately available funds drawn to the order of Seller, Seller hereby agrees to sell, transfer, assign, set over and otherwise convey to Purchaser, without recourse (except as otherwise set forth herein), all Dealer Receivables created from time to time together with (i) the security interest Seller retains in each related Vehicle, along with the portions of any documents necessary to enforce such security interest, including, but not limited to, all applicable portions of the Sales and Service Agreement, and (ii) the security interest in all proceeds from the sale or other disposition of the related Vehicles (clauses (i) and (ii) together being referred to herein as the “Related Security”).

(b)                                 Monitor Delivery and Draw on Financing Source.  Seller will monitor the delivery of Vehicles to Dealers in a manner consistent with its customary standards and practices. Seller will promptly draw on the Dealer’s financing source (or, if applicable, collect directly from the Dealer) an amount equal to the Invoice Amount with respect to each Dealer Receivable conveyed hereunder at the end of the related Intransit Period and promptly remit such amounts to Purchaser in full satisfaction of the related Dealer Receivable.

(c)                                  Adjustment of Estimated Invoice Amounts.  If an Invoice Amount is established for a Vehicle previously assigned an Estimated Invoice Amount, the Unadjusted Purchase Price will be recomputed and Seller will refund to Purchaser any resulting reduction in the Unadjusted Purchase Price, or Purchaser will remit to Seller any resulting increase in the Unadjusted Purchase Price, as the case may be, in either case on the day the Invoice Amount is established.

(d)                                 Perfection of Rights.  Seller will assist Purchaser in the filing or renewal of financing statements as required to perfect the sale and assignment to Purchaser of Seller’s right, title and interest in the Dealer Receivables and Related Security under the applicable state version of the Uniform Commercial Code, and Seller will take any other actions required to ensure that Purchaser’s security interest is enforceable as a first priority security interest.

(e)                                  Computer Files.  Seller will indicate in its computer files that the Dealer Receivables have been sold, and the Related Security assigned, to Purchaser pursuant to this Agreement and will provide Purchaser with access to its computer systems and files for purposes of this Agreement and monitoring the Dealer Receivables and Related Security.

(f)                                   True Sale.  Seller and Purchaser intend that the transfers of Dealer Receivables and Related Security hereunder constitute sales, conveying good title thereto free and clear of any liens and encumbrances, from Seller to Purchaser and that such property not be part of Seller’s estate or property of Seller in the event of any insolvency by Seller.  If such conveyance is deemed to be, or to be made as security for, a loan, the parties intend that Seller will be deemed to have granted and does hereby grant to Purchaser a first priority perfected security interest in all of Seller’s right, title and interest in and to the Dealer Receivables and Related Security and the related documents, and that this Agreement will constitute a security agreement under applicable law.

(g)                                  Reassignment of Certain Related Security.  For any Vehicle as to which the Dealer Receivable has been satisfied in full by the related Dealer and for which Purchaser has not paid a Draft, Purchaser hereby agrees to reassign to Seller any security interest Purchaser may have in such Vehicle along with any documents or portions of documents assigned to Purchaser under Section 2(a) above.

3.                                      Payment of Adjustment Fee Amount to Purchaser.  Seller will remit to Purchaser an adjustment fee amount in respect of each Dealer Receivable purchased hereunder in immediately available funds drawn to the order of Purchaser on the 15th day of each calendar month.  The adjustment fee amount for any Dealer Receivable for any month will be calculated by multiplying the applicable Unadjusted Purchase Price by a rate equal to the Prime Rate plus .30 per cent per annum and further multiplied by a factor equal to the actual days included in the related Intransit Period during the immediately preceeding month divided by 360 days.

4.                                      Representations, Warranties and Covenants of Seller.

(a)                                 Relating to Seller.  Seller hereby represents and warrants to Purchaser as of the date of each sale hereunder that:

(i)                                     Organization and Good Standing.  Seller is a corporation duly organized and validly existing and in good standing under the law of the State of Delaware and has, in all material respects, full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(ii)                                  Due Qualification.  Seller is duly qualified to do business and, where necessary, is in good standing as a foreign corporation (or is exempt from such requirement) and has obtained all necessary licenses and approvals in each jurisdiction in which the conduct of its business requires such qualification except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations hereunder.

(iii)                               Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions provided for or contemplated by this Agreement have been duly authorized by Seller by all necessary corporate action on the part of Seller.

(iv)                              No Conflict.  The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Seller is a party or by which it or its properties are bound.

(v)                                 No Violation.  The execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof and thereof applicable to Seller, will not conflict with or violate any material requirements of law applicable to Seller.

(vi)                              No Proceedings.  There are no proceedings or, to the best knowledge of Seller, investigations, pending or threatened against Seller, before any governmental authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Seller of its obligations under this Agreement, (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (E) seeking to affect adversely the income tax attributes of any related securitization trust under the United States Federal or any other applicable state, local or foreign jurisdiction’s income, single business or franchise tax systems.

(vii)                           All Consents Required.  All appraisals, authorizations, consents, orders, approvals or other actions of any person or of any governmental body or official required in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof or thereof, have been obtained.

(viii)                        Enforceability.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(ix)                              Valid Transfer.  This Agreement constitutes a valid sale, transfer and assignment to Purchaser of all right, title and interest of Seller in the Dealer Receivables and the Related Security and the proceeds thereof.  Upon the filing of the financing statements with the appropriate authorities in the manner described in Section 2(d) and, in the case of the Dealer Receivables hereafter created and the proceeds thereof, upon the creation thereof, Purchaser will have a first priority perfected ownership interest in such property.  Except as otherwise provided in any contract or agreement relating to a securitization transaction, neither Seller nor any person claiming through or under Seller has any claim to or interest in the assets sold hereunder.

(b)                                 Relating to the Dealer Receivables and Related Security.  Seller hereby represents and warrants to Purchaser as of the date of each sale hereunder that:

(i)                                     Each Dealer Receivable and all Related Security conveyed hereunder is conveyed to Purchaser free and clear of any lien.

(ii)                                  With respect to each Dealer Receivable and all Related Security conveyed hereunder, all consents, licenses, approvals or authorizations of or registrations or declarations with any governmental authority required to be obtained, effected or given by Seller in connection with the conveyance of such Dealer Receivable or Related Security to Purchaser have been duly obtained, effected or given and are in full force and effect.

(iii)                               Each Dealer Receivable and all Related Security conveyed hereunder was originated by Seller in compliance with all legal requirements and otherwise in accordance with its customary standards and practices applicable to comparable Vehicle sales generally to Dealers and Seller will continue to observe and comply with all covenants made in this Agreement and in the Sales and Service Agreement with respect thereto.

(iv)                              With respect to each Dealer Receivable and all Related Security conveyed hereunder, a finance source has been established by the related Dealer providing for an advance to such Dealer of an amount sufficient to cover in full the Invoice Amount of the related Vehicle (after giving effect to all prior advances on such finance source), which finance source has not been revoked or rescinded, and instructions for drafting against that finance source currently are in effect; provided, however, that the foregoing will not apply with respect to any Dealer that has established procedures acceptable to Ford providing for direct cash settlement by such Dealer to cover in full the Invoice Amount of the related Vehicle.

(c)                                  Survival; Notice of Breach.  The representations and warranties set forth in this Section 4 will survive the transfer and assignment of the Dealer Receivables and Related Security to Purchaser.  Upon discovery by Seller or Purchaser of a breach of any of the representations, warranties or covenants set forth in this Section 4 or elsewhere in this Agreement, the party discovering such breach will give prompt written notice to the other party.

(d)                                 Remedies for Breach.  Within 60 days of its discovery or its receipt of notice of any breach of representation, warranty or covenant that materially and adversely affects the value of any Dealer Receivable or Related Security, Seller will promptly cure such breach in all material respects or, if such breach cannot be cured, Seller will repurchase such Dealer Receivable and Related Security at a price equal to the Unadjusted Purchase Price paid by Purchaser in connection with the purchase of such Dealer Receivable.

5.                                      Indemnification.  Seller will defend, indemnify, and hold harmless Purchaser from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from (i) any breach of any of Seller’s representations, warranties and covenants contained in this Agreement and (ii) the negligence, willful misfeasance or bad faith of Seller in the performance of its duties under this Agreement or by reason of reckless disregard of Seller’s obligations and duties under this Agreement, to the extent caused thereby; provided, however, that any indemnification amounts owed pursuant to this Section 5 with respect to a Dealer Receivable will give effect to and not be duplicative of any repurchase amounts paid by Seller pursuant to Section 4(d) of this Agreement.  These indemnity obligations will be in addition to any obligation that Seller may otherwise have.

6.                                      Miscellaneous.

(a)                                 This Agreement will be deemed to have been made under, and will be governed by and construed according to the laws of the State of Michigan, including matters of construction, validity and performance.

(b)                                 The terms and conditions of this Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted, and then such modification, waiver or consent will be effective only in the specific instance and for the specific purpose given.

(c)                                  This Agreement may not be assigned by Seller without the prior consent of Purchaser.  Purchaser may assign its rights, remedies, powers and privileges under this Agreement to any of its affiliates and to one or more trusts or other vehicles established in connection with securitization transactions.

(d)                                 Seller and Purchaser each agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party to more fully to effect the purposes of this Agreement.

(e)                                  This Agreement will inure to the benefit of and be binding upon the parties hereto and any other beneficiaries (including noteholders or other investors in a securitization trust) and their respective successors and permitted assigns.  Except as otherwise provided in this Agreement, no other person will have any right or obligation hereunder.

FORD MOTOR COMPANY		FORD MOTOR CREDIT COMPANY

By	/s/ A. M. Petach	By	/s/ D. M. Brandi
	A. M. Petach		D. M. Brandi

Title	Assistant Treasurer	Title	Assistant Treasurer